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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Imagyn Medical Technologies, Inc. (the Company) on Form S-3 of our report dated July 13, 1998 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in and incorporated by reference in the Annual Report on Form 10-K of Imagyn Medical Technologies, Inc. for the year ended March 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
September 17, 1998